ARLINGTON ASSET INVESTMENT CORP
02-11-10/9:00 a.m. EST
Confirmation # 56479435

ARLINGTON ASSET INVESTMENT CORP

February 11, 2010
9:00 a.m. EST

Operator:	Excuse me ladies and gentlemen, this is the operator. Today's conference is scheduled to begin momentarily. Until that time, your lines will again be placed on music hold. Thank you for your patience.

Good morning.  My name is Valerie and I will be your conference operator today.  At this time, I would like to welcome everyone to the Arlington Asset's Fourth Quarter Year Ended 2009 Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speaker's remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, please press the pound key.  Thank you.

At this time, Mr. Kurt Harrington, you may begin your conference.

Kurt Harrington:	Thank you. Good morning. This is Kurt Harrington, chief financial officer of Arlington Asset.

Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, returns, plans and steps to position the company to realize value and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectation or current circumstances.

ARLINGTON ASSET INVESTMENT CORP
02-11-10/9:00 a.m. EST
Confirmation # 56479435

These factors include, but are not limited to changes in interest rates, increased cost of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk-adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage prepayment speeds, risk associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory, and market conditions.  These and other risks are described in the company's annual report on Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.  And you should read and understand these risks when evaluating any forward-looking statement.  I would now like to turn the call over to Eric Billings for his remarks.

Eric Billings:	Thank you, Kurt.

Good morning and welcome to the fourth quarter earnings call for Arlington Asset Investment Corp.  I'm Eric Billings, CEO of Arlington Asset, and joining me on the call today are Rock Tonkel, president and COO, and Kurt Harrington, our CFO.  In addition, we have members of the senior management team attending.  Thank you for joining us today.

And we are pleased to speak with you about the progress the company has made.  This call begins our quarterly communication going forward on a regular basis.  As you can see from the morning's press release, Arlington reported net income for the quarter ended December 31st of $4.7 million or 59 cents per share on a diluted basis and an operating cash earnings of 4 million for the quarter.

Our book value at December 31st was $19.54.  Arlington's board of directors has approved a 35 cents per share dividend for the first quarter of 2010.  The dividend will be payable on April 30th based on record holders as of March 31st and equates to a dividend yield of 9.4 percent based on yesterday's closing price of $14.84.

ARLINGTON ASSET INVESTMENT CORP
02-11-10/9:00 a.m. EST
Confirmation # 56479435

2009 was an important year for Arlington.  We redeemed $237 million of long-term debt with a recorded gain of $160 million, liquidated $165 million of FBR Capital Markets stock, reduced ongoing operating expenses by 50 percent and took advantage of the opportunity created by the current economic environment to establish what is now an unlevered $324 million non-agency portfolio with a current annualized cash yield of approximately 19 percent on a cost basis of $160 million.  As a result of these key factors, accompanied by Arlington's tax benefits, the company is now generating an attractive after tax cash return on equity which permits the payment of a 35 cent per share dividend in the first quarter to the shareholders plus the opportunity for growth in the earnings and book value over time.  The company's non-agency portfolio of securities is collateralized by approximately 22,000 loans across the United States with an average loan size of $548,000.

Taken together, our non-agency securities have approximately 11 percent credit enhancement, 21 percent 60-day plus delinquency on a cost basis of 51 percent of face value, and an aggregate purchase discount of $164 million.  Those key characteristics provide protection to our invested capital under draconian scenarios and offer our shareholders the potential to realize over time the $164 million purchase discount as upside above current tangible book value.  We believe we have constructed a non-agency portfolio with attractive characteristics.

Currently, approximately 65 percent of our capital is allocated to super-senior securities with the remaining 35 percent of our capital allocated to Re-remic securities.  The portfolio has an original LTV of 72 percent, original FICO of 728, and a three-month CPR of approximately 17 percent, and recent loss severities of 44 percent.  The portfolio generates a high current return with the potential to reflate from 51 percent of par over time towards par.  While increased demand from non-agency securities is being reflected in higher prices, we continue to find attractive opportunities and view the increased breadth of investors in these assets as a positive for the liquidity and the value of our assets over time.

ARLINGTON ASSET INVESTMENT CORP
02-11-10/9:00 a.m. EST
Confirmation # 56479435

The current 19 percent cash yield on our non-agency MBS portfolio translates to approximately $30 million of anticipated net interest income on an annualized basis.  With regard to our agency MBS portfolio, we have structured it to substantially eliminate price risk with a limited contribution to income.

Ongoing cash overhead expenses were approximately $2.2 million for the fourth quarter with the anticipation of further reductions over time primarily from non-compensation public company costs.  We expect non-recurring expenses to decline in the first quarter as the major cost arising from the key strategic transactions and operational changes the company completed in the fourth quarter of 2009 are now behind us.  The company's estimated tax rate is two percent with expected utilization of the company's net operating loss carry-forwards and the annual cost of the company's remaining $16 million of long-term debt is approximately three percent.

We believe these dynamics now allow Arlington earn an attractive return on equity that is sheltered from taxes with attractive growth potential as non-agency assets reflect toward par, also sheltered from taxes thereby very positively affecting growth in book value.  As the principal investment company with the C-Corp structure and over $800 million of tax loss carry-forwards, we will be able to continue to assess available risk-adjusted return opportunities and adjust accordingly over time.  In addition, we will continue to assess the appropriate dividend payout ratio to shareholders in the future.

Operator, I would like to now open the call for questions.

Operator:
At this time, I would like to remind everyone in order to ask a question to please press star then the number one on your telephone keypad.  And again, that is star then the number one.  We'll pause for just a moment to compile the Q and A roster.  And again, that is star then the number one.

And, sir, at this time there are no questions.

ARLINGTON ASSET INVESTMENT CORP
02-11-10/9:00 a.m. EST
Confirmation # 56479435

Eric Billings:	Well, thank you, everybody, for joining us on our first quarterly conference call and we look forward to speaking with all – in the next quarter. Thank you very much.

Operator:	This concludes today's conference call. You may now disconnect.

END